AGREEMENT AND PLAN OF MERGER


                   DATED AS OF JULY 24, 1995


                            AMONG


                      GANNETT CO., INC.,


                 MULTIMEDIA TALK CHANNEL, INC.


                              AND


                       MULTIMEDIA, INC.

                 AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER (this "Merger Agree-ment"), dated as of July 24, 1995, by and among GANNETT CO., INC., a Delaware corporation ("Parent"), MULTIMEDIA TALK CHAN-NEL, INC., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and MULTIMEDIA, INC., a South Carolina corporation (the "Company").

         WHEREAS, the respective Boards of Directors of Par-ent, Sub (the name of which may be changed to "Gannett Multi-media Acquisition Subsidiary, Inc.") and the Company have approved the merger with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein the parties hereto agree as follows:


                           ARTICLE I

                          The Merger

         Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.3), Sub shall be merged with and into the Company and the separate existence of Sub shall thereupon cease, and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation") under the laws of the State of South Carolina under the name "Multimedia, Inc."

         Section 1.2 Closing. Unless this Merger Agreement shall have been terminated and the transactions herein contem-plated shall have been abandoned pursuant to Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Sections 8.1(a), 8.1(b) and 8.3(b), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, unless another date, time or place is agreed to in writing by the parties hereto (the "Closing Date").

         Section 1.3 Effective Time of the Merger. The Merger shall become effective upon the filing of articles of merger with the Secretary of State of the State of South Caro-lina in accordance with the provisions of the South Carolina Business Corporation Act (the "South Carolina Act"), and by making any related filings required under the General Corpora-tion Law of the State of Delaware ("Delaware Law") to be made prior to or concurrent with the effectiveness of the Merger, which filings shall be made as soon as practicable on the Closing Date. When used in this Merger Agreement, the term "Effective Time" shall mean the time at which such articles are accepted for filing by the Secretary of State of South Carolina and all such other filings required to be made under Delaware Law have been filed and become effective.

         Section 1.4  Effect of the Merger.  The Merger
shall, from and after the Effective Time, have all the effects provided by applicable South Carolina law and Delaware Law.
If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any further deeds, conveyances, assignments or assurances in law or any other acts are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or rights of Sub or the Company (the "Constituent Corporations") to be vested in the Surviving Corporation, by reason of, or as a result of, the Merger, or otherwise to carry out the purposes of this Merger Agreement, the Constituent Corporations agree that the Surviving Corporation and its proper officers and directors shall execute and deliver all such deeds, conveyances, assign-ments and assurances in law and do all things necessary, de-sirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Merger Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized in the name of each of the Constituent Corporations or otherwise to take any and all such action.
The Surviving Corporation may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of Sub, as well as for enforcement of any obligation of the Surviving Corporation arising from the Merger, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to the provisions of (subsection mark appears here) 262 of Delaware
Law and irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or proceedings. The address to which a copy of such process shall be mailed by such Secretary of State is 1100 Wilson Boulevard, Arlington, Virginia 22234.

                          ARTICLE II

                   The Surviving Corporation

         Section 2.1  Articles of Incorporation.  The Ar-
ticles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation after the Effective Time, until thereafter changed or amended as provided therein or by applicable law.

         Section 2.2  By-laws.  The By-laws of the Company as
in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, until, subject to
Section 7.6(a), thereafter changed or amended as provided therein or by applicable law.

         Section 2.3 Board of Directors; Officers. The di-rectors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until the earlier of their respective resignations or the time that their respective successors are duly elected or appointed and qualified.


                          ARTICLE III

                     Conversion of Shares

         Section 3.1  Merger Consideration.  As of the Effec-
tive Time, by virtue of the Merger and without any action on the part of any shareholder of the Company or Sub:

         (a) All shares of common stock, $0.10 par value, of the Company ("Company Common Stock") and the associated Common Share Purchase Rights which are held by Parent, the Company or any wholly-owned subsidiary of Parent (in-cluding Sub) or the Company shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. The shares of Company Common Stock together with, to the extent applicable, the associated Common Share Purchase Rights are referred to herein collectively as the "Shares".

         (b) Each issued and outstanding Share, other than those to which the first sentence of Section 3.1(a) ap-plies and other than any Dissenting Shares (as defined in Section 3.2), shall be converted into and represent the right to receive $45.25 in cash (or, if there shall be Excess Debt, $45.25 minus the Per Share Excess Debt
    Amount in cash), without interest thereon (such amount of cash being referred to herein as the "Merger Consider-ation"). "Excess Debt" shall equal the amount, if any, by which the sum of (i) the current installments of long-term debt and (ii) long-term debt, excluding current installments, as reflected on the Company's consolidated balance sheet as of December 31, 1995 (the "Balance
    Sheet") exceeds the Target Debt Amount (as hereinafter defined). The "Per Share Excess Debt Amount" shall equal the quotient obtained by dividing the Excess Debt by 40,562,808 shares of Company Common Stock. The "Target
    Debt Amount" shall equal $552.5 million, increased to the extent that cash and cash equivalents reflected on the Balance Sheet exceed $5 million and decreased (increased) to the extent that the sum of (i) capital improvements and expenditures by the Company and its subsidiaries during the year ending December 31, 1995 and (ii) acquisitions made by or for the Company's Security division during the year ending December 31, 1995 is less than (greater than) $101 million.

         (c) Each issued and outstanding share of common stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Sur-viving Corporation.

         Section 3.2  Dissenting Shares.  Each Share (i) as
to which a written notice of an intent to demand payment is given to the Company (in accordance with Section 33-13-210 of the South Carolina Act) prior to the vote of the Company's shareholders on the Merger taken at the meeting of such share-holders duly held for such purpose (the "Company Special Meet-ing") and not withdrawn at or prior to the time of such vote,
(ii) which is not voted by the holder thereof in favor of the Merger at the Company Special Meeting, and (iii) as to which a written demand for payment of fair value, accompanied by the certificate for such Share, shall have been timely filed (in accordance with Section 33-13-230 of the South Carolina Act) with the Company or the Surviving Corporation, as the case may be (a "Dissenting Share"), shall not be converted into and represent the right to receive the Merger Consideration and such Share shall be subject to the provisions of Chapter 13 of the South Carolina Act; provided, however, that if any such shareholder shall withdraw his or her demand for payment or shall fail to perfect his or her rights to such payment in accordance with the South Carolina Act, then such holder's Dissenting Shares shall cease to be Dissenting Shares and each such Share shall, subject to the terms of this Merger Agreement and the South

Carolina Act, be converted into and represent the right to receive the Merger Consideration. Each holder of a Dissenting Share who becomes entitled, pursuant to the South Carolina Act, to receive payment of the fair value of his or her Dissenting Share shall receive such payment from the Surviving Corporation (as required by Chapter 13 of the South Carolina Act). The Company shall give Parent notice of its receipt of any written notice of an intent to demand payment.

         Section 3.3 Payment. (a) Pursuant to an agreement in form and substance acceptable to the Parent and the Company to be entered into prior to the Effective Time between Parent and a disbursing agent selected by Parent and acceptable to the Company (the "Disbursing Agent"), at the Effective Time, Parent or Sub shall make available to the Disbursing Agent the aggregate amount of cash to which holders of Shares shall be entitled pursuant to Section 3.1(b). The agreement with the Disbursing Agent shall provide for reasonable investment of the cash as directed by the Parent and all investment income shall be paid to the Parent.

         (b)  As soon as practicable after the Effective
Time, Parent shall cause the Disbursing Agent to send a notice and a letter of transmittal to each holder of certificates formerly evidencing Shares (other than certificates formerly representing Shares to be cancelled pursuant to Section 3.1(a) and certificates representing Dissenting Shares) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Disbursing Agent such certificates for exchange into the Merger Consideration for each Share so represented, and that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon proper delivery to the Disbursing Agent of the certificates for the Shares and a duly executed letter of transmittal and any other required documents of transfer. Each holder of certificates theretofore evidencing Shares, upon surrender thereof to the Disbursing Agent together with such letter of transmittal (duly executed) and any other required documents of transfer, shall be entitled to receive in exchange therefor the Merger Consideration with respect to each such Share. Upon such surrender, the Disbursing Agent shall promptly deliver the Merger Consideration (less any amount required to be withheld under applicable law) in accordance with the instructions set forth in the related letter of transmittal, and the certifi-cates so surrendered shall promptly be cancelled. Until surrendered, certificates formerly evidencing Shares (other than Dissenting Shares) shall be deemed for all purposes to evidence only the right to receive the Merger Consideration per Share or, in the case of Dissenting Shares, the fair value of such Dissenting Shares. Other than as provided in Section 3.1(b), no interest shall accrue or be paid on any cash payable upon the surrender of certificates which immediately prior to the Effective Time represented outstanding Shares (other than Dissenting Shares in accordance with Chapter 13 of the South Carolina Act).

         (c) If the Merger Consideration is to be delivered to a person other than the person in whose name the certifi-cates surrendered in exchange therefor are registered, it shall be a condition to the payment of such Merger Consideration that the certificates so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Disbursing Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Disbursing Agent that such taxes have been paid or are not required to be paid.

         (d) Unless required otherwise by applicable law, any portion of the aggregate Merger Consideration which remains undistributed to holders of Shares six months after the Effective Time shall be delivered to the party who provided such funds to the Disbursing Agent and any holders of Shares who have not theretofore complied with the provisions of this Article III shall thereafter look only to Parent for payment of any Merger Consideration to which they are entitled pursuant to this Article III. Neither Parent nor the Disbursing Agent shall be liable to any holder of Shares for any cash held by Parent or the Disbursing Agent for payment pursuant to this Article III delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         Section 3.4  No Further Rights.  From and after the
Effective Time, holders of certificates theretofore evidencing
Shares shall cease to have any rights as shareholders of the Company, except as provided herein or by law.

         Section 3.5  Closing of the Company's Transfer
Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall be made thereafter. In the event that, after the Effective Time, certificates for Shares are presented to Parent or the Surviving Corporation, they shall be cancelled and exchanged for Merger Consideration for each Share represented as provided in Section 3.3, subject to applicable law in the case of Dissenting Shares.

                          ARTICLE IV

       Representations and Warranties of Parent and Sub

         Parent and Sub jointly and severally represent and warrant to the Company that, except as disclosed in the Parent Disclosure Schedule which has been delivered to the Company prior to the execution of this Merger Agreement (the "Parent Disclosure Schedule"):

         Section 4.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and each of its significant subsidiaries (within the meaning of Regulation S-X under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the "Significant Sub-sidiaries," which in the case of references to the Significant Subsidiaries of Parent, shall include Sub) has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification neces-sary, except where the failure to be so qualified will not, individually or in the aggregate, have a Parent Material Adverse Effect.

         Section 4.2 Ownership of Sub. Sub is a direct or indirect wholly-owned subsidiary of Parent. With respect to certain representations with respect to Sub, Parent and Sub have relied on representations included in an irrevocable stock power relating to Sub, dated as of July 23, 1995, from the Company.

         Section 4.3 Authority Relative to This Merger Agreement. Each of Parent and Sub has the necessary corporate power and authority to execute and deliver this Merger Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby by Parent and Sub have been duly and validly authorized and approved by the respective Boards of Directors of Parent and Sub and by Parent as the sole shareholder of Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize and approve this Merger Agreement or to consummate the transactions contemplated hereby. This Merger Agreement has been duly executed and delivered by each of Parent and Sub, and assuming the due authorization, execution and delivery by the

Company, constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms except as such enforceability may be limited by general principles of equity or principles applicable to creditors' rights generally.

         Section 4.4 No Conflicts; Required Filings and Con-sents. (a) None of the execution and delivery of this Merger Agreement by Parent or Sub, the consummation by Parent or Sub of the transactions contemplated hereby or compliance by Parent or Sub with any of the provisions hereof will (i) con-flict with or violate the charter or By-laws of Parent or Sub or the comparable organizational documents of any of Parent's Significant Subsidiaries, (ii) subject to receipt or filing of the required Consents (as defined herein) referred to in
Section 4.4(b), conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to Parent or Sub or any of Parent's subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien, charge, security interest, pledge, or encumbrance of any kind or nature (any of the foregoing being a "Lien") on any of the property or assets of Parent or Sub or any of Parent's subsidiaries (any of the foregoing referred to in clause (ii) or this clause (iii) being a "Violation") pur-suant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instru-ment or obligation to which Parent or Sub or any of Parent's subsidiaries is a party or by which Parent or Sub or any of Parent's subsidiaries or any of their respective properties may be bound or affected, except in the case of the foregoing clause (ii) or (iii) for any such Violations which would not have a Parent Material Adverse Effect.

         (b) None of the execution and delivery of this Merger Agreement by Parent or Sub, the consummation by Parent or Sub of the transactions contemplated hereby or compliance by Parent or Sub with any of the provisions hereof will require any consent, waiver, license, approval, authorization, order or permit of, or registration or filing with or notification to (any of the foregoing being a "Consent"), any government or subdivision thereof, domestic, foreign, multinational or supranational or any administrative, governmental or regulatory authority, agency, commission, court, tribunal or body, domestic, foreign, multinational or supranational (a "Governmental Entity"), except for (i) com-pliance with any applicable requirements of the Exchange Act,
(ii) the filing of articles of
merger pursuant to the South Carolina Act and related filings under Delaware Law, (iii) certain state takeover, securities, "blue sky" and environmental statutes, (iv) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (v) such filings as may be required in connection with the taxes described in Section 7.9, (vi) such Consents from the Federal Communications Commission (the "FCC") in connection with the assignment or transfer of control of the FCC licenses applicable to the Company's radio and television broadcast operations and cable operations (such licenses being referred to herein collectively as the "FCC Licenses," and such consents being referred to herein collectively as the "FCC Consents"), (vii) such Consents of state and local Governmental Entities as may be required in connection with the assignment or transfer of control (the "Franchise
Transfers") of the franchise agreements and similar or related documents or other local governmental authorizations to construct, maintain and operate the Company's cable television systems within local political jurisdictions (the "Fran-chises"), and (viii) Consents the failure of which to obtain or make would not have a Parent Material Adverse Effect.

         Section 4.5 Information. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the definitive proxy statement of the Company (as amended and supplemented from time to time, the "Proxy Statement") required to be mailed to the shareholders of the Company in connection with the Merger will, at the time of filing with the Securities and Exchange Commission (the "SEC"), at the time of the mailing of the Proxy Statement or any amendments or supplements thereto to the Company's shareholders and at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         Section 4.6 Litigation. As of the date hereof, there is no suit, action or proceeding pending or, to the knowledge of Parent or Sub, threatened against or affecting Parent, Sub or any of Parent's subsidiaries that, individually or in the aggregate, is reasonably expected to have a Parent Material Adverse Effect, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against Parent, Sub or any of Parent's subsidiaries having, or which is reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

         Section 4.7  Voting Requirements.  No vote of the
holders of any class or series of the capital stock of Parent is necessary to approve this Merger Agreement or the transac-tions contemplated hereby.

         Section 4.8  Brokers.  No broker or finder is en-
titled to any broker's or finder's fee in connection with the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of Parent or Sub.

         Section 4.9  Financing.  At the Effective Time of
the Merger, Parent and Sub will have available all of the funds necessary (x) to satisfy their respective obligations under this Merger Agreement, and (y) to pay all the related fees and expenses in connection with the foregoing.

         Section 4.10 FCC Applications. Parent and Sub will seek the waivers specified on Schedule 4.10 from applicable FCC rules that would otherwise disqualify Parent or Sub from holding or controlling the entities which hold, the FCC Licenses. Except as set forth in Schedule 4.10, Parent and Sub are legally and financially qualified, and, to Parent's knowledge, otherwise qualified to hold, or control the entities which hold and will hold, the FCC Licenses and are not aware of any facts or circumstances that might prevent or delay prompt consent to or waivers for the applications seeking the FCC Consents (the "FCC Applications"). Except as set forth in Schedule 4.10, Parent and Sub are legally, financially and otherwise qualified to hold, or control the entities which hold, the Franchises and are not aware of any facts or circumstances that might prevent or unduly delay consent to or waivers for the Franchise Transfers.

         Section 4.11 Parent Does Not Own Control Shares and Is Not an Interested Shareholder or Acquiring Person. Neither Parent, Sub nor any of their respective "affiliates" or "as-sociates" (each as defined in the South Carolina Act for pur-poses of clauses (i) and (ii) below, and as defined in the Rights Agreement, dated as of September 6, 1989, between the Company and South Carolina National Bank (the "Rights Agree-ment") for purposes of clause (iii) below) (i) directly or in-directly, alone or as part of a group, owns or may exercise or direct the exercise of voting power of any "control shares" of the Company as defined in Section 35-2-101 of the South Caro-lina Act, (ii) has been or is an "Interested Shareholder" as defined in Section 35-2-210 of the South Carolina Act or (iii) directly or indirectly, alone, together or as part of a group, is the Beneficial Owner (as defined in the Rights Agreement) of 15% or more of the outstanding Company Common Stock.

                           ARTICLE V

         Representations and Warranties of the Company

         The Company represents and warrants to Parent and Sub that, except as disclosed in the Company Disclosure
Schedule which has been delivered to Parent prior to the execution of this Merger Agreement (the "Company Disclosure
Schedule"):

         Section 5.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina. Each of the Company and each of its Significant Subsidiaries has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Company Material Adverse Effect. The Company has heretofore made available to Parent and Sub a complete and correct copy of the Articles of Incorporation and By-laws or comparable organiza-tional documents, each as amended to the date hereof, of the Company and each of its Significant Subsidiaries.

         Section 5.2 Capitalization. (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 600,000 shares of Convertible Cumula-tive Preferred Stock, $20.00 par value per share (the "Company Preferred Stock"). As of the date hereof, 37,865,078 shares of Company Common Stock and no shares of Company Preferred Stock were validly issued and outstanding, fully paid and non-assessable. As of the date hereof, there are no bonds, deben-tures, notes or other indebtedness issued or outstanding having general voting rights under ordinary circumstances. As of the date hereof, except for stock options to acquire an ag-gregate of 2,697,730 shares of Company Common Stock (the "Com-pany Stock Options"), and except as contemplated by this Merger Agreement and the Rights Agreement, there were no options, warrants, calls or other rights, agreements or com-mitments presently outstanding obligating the Company to issue, deliver or sell shares of its capital stock, or obligating the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment.

         (b) All the outstanding shares of capital stock of each Significant Subsidiary of the Company are validly issued, fully paid and nonassessable and, except as disclosed in the

Company SEC Reports (as defined herein), are owned by the Com-pany or by a wholly-owned subsidiary of the Company, free and clear of any Liens. There are no existing options, warrants, calls or other rights, agreements or commitments of any char-acter relating to the sale, issuance or voting of any shares of the issued or unissued capital stock of any of the Significant Subsidiaries of the Company which have been issued, granted or entered into by the Company or any of its Significant Subsidiaries. The Significant Subsidiaries of the Company are listed in Section 5.2 of the Company Disclosure Schedule.

         Section 5.3 Authority Relative to This Merger Agreement. The Company has the necessary corporate power and authority to execute and deliver this Merger Agreement and, subject to approval of this Merger Agreement and the transactions contemplated hereby by the holders of the Company Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby by the Company have been duly and validly authorized and approved by the Company's Board of Directors and no other cor-porate proceedings on the part of the Company are necessary to authorize or approve this Merger Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval of this Merger Agreement by the necessary vote of the shareholders of the Company). This Merger Agreement has been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery by Parent and Sub, and subject to the shareholder approval referred to in the preceding sentence, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except as such enforceability may be limited by general principles of equity or principles applicable to creditors' rights generally.

         Section 5.4 No Conflicts, Required Filings and Con-sents. (a) None of the execution and delivery of this Merger Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Com-pany with any of the provisions hereof will (i) subject to ap-proval by the Company's shareholders referred to in Section 5.3, conflict with or violate the Articles of Incorporation or By-laws of the Company or the comparable organizational docu-ments of any of the Company's Significant Subsidiaries, (ii) subject to receipt or filing of the required Consents referred to in Section 5.4(b), result in a Violation of any statute, ordinance, rule, regulation, order, judgment or decree appli-cable to the Company or any of the Company's subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) subject to receipt or filing of the required Consents referred to in Section
5.4(b), result in a Violation pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, per-mit, franchise or other instrument or obligation to which the Company or any of the Company's subsidiaries is a party or by which the Company or any of the Company's subsidiaries or any of their respective properties may be bound or affected, except in the case of the foregoing clause (ii) or (iii) for any such Violations which would not have a Company Material Adverse Effect.

         (b) None of the execution and delivery of this Merger Agreement by the Company, the consummation by the Com-pany of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will require any Consent of any Governmental Entity, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of articles of merger pursuant to the South Carolina Act and related filings under Delaware Law, (iii) certain state takeover, securities, "blue sky" and environmental statutes, (iv) compliance with the HSR Act, (v) such filings as may be required in connection with the taxes described in
Section 7.9, (vi) the FCC Consents, (vii) such Consents of state and local Governmental Entities as may be required in connection with the Franchise Transfers and (viii) Consents the failure of which to obtain or make would not have a Company Material Adverse Effect.

         Section 5.5 Reports and Financial Statements. (a) The Company has filed with the SEC all forms, reports, sched-ules, registration statements and definitive proxy statements (the "Company SEC Reports") required to be filed by it with the SEC since December 31, 1993. As of their respective dates, the Company SEC Reports complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports. As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or nec-essary to make the statements therein, in light of the circum-stances under which they were made, not misleading.

         (b) The consolidated balance sheets as of Decem-ber 31, 1994 and 1993 and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994 (includ-ing the related notes and schedules thereto) of the Company contained in the Form 10-K for the year ended December 31, 1994 present fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates or for the periods presented therein in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved except as otherwise noted therein, including in the related notes.

         (c) The consolidated balance sheets and the related statements of earnings and cash flows (including, in each case, the related notes thereto) of the Company contained in the Form 10-Q for the quarterly period ended March 31, 1995 (the "Quarterly Financial Statements") have been prepared in accordance with the requirements for interim financial statements contained in Regulation S-X, which do not require all the information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with GAAP. The Quarterly Financial Statements reflect all adjustments necessary to present fairly in accordance with GAAP (except as indicated), in all material respects, the consolidated financial position, results of operations and cash flows of the Company for all periods presented therein.

         Section 5.6 Information. None of the information supplied or to be supplied by the Company for inclusion or in-corporation by reference in the definitive Proxy Statement will, at the time of filing with the SEC, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto to the Company's shareholders or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incor-porated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference therein.

         Section 5.7 Litigation. Except as disclosed in the Company SEC Reports, as of the date hereof, there is no suit, action or proceeding pending or, to the knowledge of the Com-pany, threatened against or affecting the Company or any of its subsidiaries that is reasonably expected to have a Company Material Adverse Effect, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries that is reasonably expected to have a Company Material Adverse Effect.

         Section 5.8 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports or as contem-plated by this Merger Agreement, since March 31, 1995, the Company has conducted its business only in the ordinary course, and there has not been (i) any change that would have a Company Material Adverse Effect, other than changes relating to or arising from legislative or regulatory changes or developments affecting broadcasting or cable operations or general economic conditions, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, or, except in connection with Company Stock Options, any redemption, purchase or other acquisition of any of its capital stock, (iii) any split, combination or reclassification of any of the Company's capital stock or, except with respect to Company Stock Options, any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substi-tution for shares of the Company's capital stock, (iv) except as previously disclosed in writing to Parent and Sub, (x) any granting by the Company or any of its subsidiaries to any officer of the Company of any increase in compensation, except in the ordinary course of business consistent with prior practice or as required under employment agreements in effect as of June 1, 1995, (y) any granting by the Company or any of its subsidiaries to any officer of the Company of any increase in severance or termination pay, except as required under em-ployment, severance or termination agreements or plans in ef-fect as of June 1, 1995, or (z) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any officer of the Company, or any increase in benefits available under or establishment of any Company Benefit Plan (as defined below) except in the ordinary course of business consistent with past practice, (v) any dam-age, destruction or loss, whether or not covered by insurance, that is reasonably expected to have a Company Material Adverse Effect, or (vi) any material change in accounting methods, principles or practices by the Company, except insofar as may have been required by a change in GAAP.

         Section 5.9 Employee Benefit Plans. Except as dis-closed in the Company SEC Reports, there are no (a) employee benefit or compensation plans, agreements or arrangements, in-cluding "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and including, but not limited to, plans, agreements or arrangements relating to former employees, in-cluding, but not limited to, retiree medical plans or life insurance, maintained by the Company or any of its subsid-iaries or (b) collective bargaining agreements to which the Company or any of its subsidiaries is a party (together, the "Company Benefit

Plans"), other than plans, agreements or arrangements which, in the aggregate, are not material to the Company and its subsidiaries as a whole. The Company and its subsidiaries have complied with the terms of all Company Benefit Plans, except for such noncompliance which would not have a Company Material Adverse Effect, and no default exists with respect to the obligations of the Company or any of its subsidiaries under such Company Benefit Plans which default would have a Company Material Adverse Effect. As of the date hereof, since January 1, 1994, there have been no disputes, grievances subject to any grievance procedure, unfair labor practice proceedings, arbitration or litigation (or, to the knowledge of the Company, threatened proceedings or grievances) under such Company Benefit Plans, which have not been finally resolved, settled or otherwise disposed of, nor is there any default, or any condition which, with notice or lapse of time or both, would constitute such a default, under any such Company Benefit Plans, by the Company or its subsidiaries or, to the best knowledge of the Company, any other party thereto, other than disputes, grievances, arbitration, litigation, proceedings, threatened proceedings or grievances, defaults or conditions which would not have a Company Material Adverse Effect. As of the date hereof, since January 1, 1994, there have been no strikes, lockouts or work stoppages or slowdowns, or to the best knowledge of the Company, labor jurisdictional disputes or labor organizing activity occurring or threatened with respect to the business or operations of the Company or its subsidiaries which have had or would have a Company Material Adverse Effect.

         Section 5.10 ERISA. (a) All Company Benefit Plans are in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, all other applicable laws and all applicable collective bargaining agreements, in each case, to the extent applicable, except where such failures to admin-ister or comply would not have a Company Material Adverse Effect. Each of the Company Benefit Plans which is intended to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has been determined by the Internal Revenue Service to be "qualified," within the meaning of such Section of the Code and the Company does not know of any circumstances likely to result in revocation of such determination. No Company Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, other than defined benefit pension plans disclosed in the Company Disclosure Schedule. There have not been any non-exempt "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving the Company Benefit Plans which could subject the Company, its subsidiaries or Parent to the penalty or tax imposed under
Section 502(i) of ERISA or Section 4975 of the Code which would have a Company

Material Adverse Effect. Neither the Company nor any of its subsidiaries has made a complete or partial withdrawal, within the meaning of Section 4201 of ERISA, from any multiemployer plan which has resulted in, or is reasonably expected to result in, any withdrawal liability to the Company or any of its subsidiaries except for any such liability which would not have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries has engaged in any transaction described in
Section 4069 of ERISA within the last five years except for any such transaction which would not have a Company Material Adverse Effect. Neither the execution and delivery of this Merger Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compen-sation or golden parachute) becoming due to any director or employee of the Company, (ii) materially increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

         (b) No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Company Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and which is intended to meet the requirements of
Section 401(a) of the Code (a "Pension Plan"), or by any entity which is considered one employer with the Company under
Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"), within the 12-month period ending on the date hereof except as would not be reasonably likely to have a Company Material Adverse Effect.

         (c) As of the date hereof, neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA except as would not be reasonably likely to have a Company Material Adverse Effect. Neither the Company nor its subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code except as would not be reasonably likely to have a Company Material Adverse Effect.

         (d) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year, except, in any such case, as would not be reasonably likely to have a Company Material Adverse Effect. To the knowledge of the Company, based on information made available to it as of the date hereof from the administrator or actuary, as the case may be, of the relevant multiemployer plans, the withdrawal liability of the Company and the subsidiaries under each Company Benefit Plan which is a multiemployer plan to which the Company, the subsidiaries of the Company or an ERISA Affiliate has contributed during the preceding 12 months, determined as if a "complete withdrawal," within the meaning of Section 4203 of ERISA, had occurred as of the date hereof, does not exceed $1,000,000.

         Section 5.11 Taxes. The Company and its subsid-iaries has duly filed all foreign, federal, state and local income, franchise, excise, real and personal property and other tax returns and reports (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by the Company and its subsidiaries prior to the date hereof, except for such returns or reports the failure to file which would not have a Company Material Adverse Effect. All of the foregoing returns and re-ports are true and correct in all material respects, and the Company and its subsidiaries has paid or, prior to the Effective Time will pay, all taxes, interest and penalties shown on such returns or reports as being due or (except to the extent the same are contested in good faith) claimed to be due to any federal, state, local or other taxing authority. The Company has paid and will pay all installments of estimated taxes due on or before the Effective Time, except for any failure to do so which would not have a Company Material Adverse Effect. All taxes and state assessments and levies which the Company and its subsidiaries are required by law to withhold or collect have been withheld or collected and have been paid to the proper governmental authorities or are held by the Company for such payment, except for any failure to do so which would not have a Company Material Adverse Effect. The Company and its subsidiaries have paid or made adequate provision in the financial statements of the Company for all taxes payable in respect of all periods ending on or prior to December 31, 1994, except for such taxes which would not have a Company Material Adverse Effect. As of the date hereof, all deficiencies proposed as a result of any audits have been paid or settled.

         Section 5.12  Compliance with Applicable Laws.  (a)
The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental

Entities necessary for them to own, lease or operate their properties and assets and to carry on their businesses substantially as now conducted (the "Company Permits"), except for such permits, licenses, variances, exemptions, orders and approvals the failure of which to hold would not have a Company Material Adverse Effect. The Company and its subsidiaries are in compliance with applicable laws and the terms of the Company Permits, except for such failures so to comply which would not have a Company Material Adverse Effect. Except as disclosed in the Company SEC Reports filed prior to the date of this Merger Agreement, the business operations of the Company and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which would not have a Company Material Adverse Effect.

        (b) Except as set forth on Schedule 4.10, the Com-pany does not know of any facts or circumstances which would disqualify the Company or its subsidiaries (i) under the Com-munications Act of 1934, as amended (the "Communications Act") from assigning or transferring control of the Company's radio and television broadcast operations or from completing the Franchise Transfers and (ii) under any state or local laws from completing the Franchise Transfers, except, in any case, for disqualifications which would not have a Company Material Adverse Effect. There are no FCC notices of violations or ad-verse orders against the Company or its subsidiaries and, as of the date hereof, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened before the FCC or before any local Governmental Entities from which the Company has been issued Company Permits to operate its Franchises for the cancellation, material involuntary modifi-cation or non-renewal of any FCC Licenses or Franchises, except for any such notice of violation, adverse order, action, suit or proceeding generally affecting the industries in which the Company operates or which would not have a Com-pany Material Adverse Effect.

         Section 5.13 Voting Requirements. The affirmative vote of the holders of at least two-thirds of the total number of votes entitled to be cast by the holders of the Company Common Stock outstanding as of the record date for the Company Special Meeting is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Merger Agreement and the transactions contemplated by this Merger Agreement (including the Merger).

         Section 5.14  State Takeover Statutes.  Each of (i)
the Board of Directors of the Company and (ii) a majority of the "disinterested" (as defined in Section 35-2-218 of the

South Carolina Act) members of the Board of Directors of the Company has approved the Merger and this Merger Agreement, and, assuming the accuracy of the representations and warranties of Parent and Sub in Section 4.11, such approval (together with the Company's execution and delivery of this Merger Agreement) is sufficient to render inapplicable to the Merger, this Merger Agreement and the transactions contemplated by this Agreement, the provisions of Sections 35-2-101 through 35-2-226 of the South Carolina Act.

         Section 5.15 Rights Agreement. Assuming the accu-racy of the representations and warranties of Parent and Sub in Section 4.11, neither the execution and delivery of this Merger Agreement nor the consummation of the transactions contemplated hereby, will trigger the exercisability of the Rights, the separation of the Rights from the stock certificates to which they are attached or cause the occurrence of a "Distribution Date" or in Parent or Sub being an "Acquiring Person" (each as defined in the Rights Agreement).

         Section 5.16  Brokers.  Except for Goldman, Sachs &
Co. and Lloyd & Company, no broker or finder is entitled to any broker's or finder's fee in connection with the transactions contemplated by this Merger Agreement based upon arrangements made by or on behalf of the Company.

         Section 5.17 Undisclosed Liabilities. Except as disclosed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (or in any subsequently filed Company SEC Reports), as of the date hereof, neither the Company nor any of its subsidiaries has any liabilities or any obligations of any nature whether or not accrued, contingent or otherwise, that would be required by generally accepted ac-counting principles to be reflected on a consolidated balance sheet of the Company and its subsidiaries (including the notes thereto), except for liabilities or obligations incurred in the ordinary course of business since December 31, 1994, that would not have a Company Material Adverse Effect. To the best knowledge of the Company, as of the date of this Merger Agree-ment, no investigation or review by any Governmental Entity with respect to the Company or any of its subsidiaries is pending or threatened, nor has any such Governmental Entity indicated an intention to conduct any such investigation or review other than, in any such cases, those the outcome of which would not be reasonably expected to have a Company Mate-rial Adverse Effect or prevent or materially delay the consum-mation of the transactions contemplated in this Merger Agree-ment.

         Section 5.18  Environmental Matters.  Except as
would not reasonably be expected to have a Company Material Adverse Effect: (i) to the best knowledge of the Company no real property currently or formerly owned or operated by the Company or any current subsidiary is contaminated with any Hazardous Substances to an extent or in a manner or condition now requiring remediation under any Environmental Law; (ii) no judicial or administrative proceeding is pending or to the best knowledge of the Company threatened relating to liability for any off-site disposal or contamination; and (iii) the Company and its subsidiaries have not received any claims or notices alleging liability under any Environmental Law, and the Company has no knowledge of any circumstances that could result in such claims. "Environmental Law" means any applicable federal, state or local law, regulation, order, decree, or judicial opinion or other agency requirement having the force and effect of law and relating to noise, odor, Hazardous Substance or the protection of the environment. "Hazardous Substance" means any toxic or hazardous substance that is regulated by or under authority of any Environmental Law, including any petroleum products, asbestos or polychlorinated biphenyls.


                          ARTICLE VI

            Conduct of Business Pending the Merger

         Section 6.1 (a) Conduct of Business by the Company Pending the Merger. From and after the date hereof, prior to the Effective Time, except as contemplated by this Merger Agreement (including Section 6.1(b)) or by the Company's bud-gets, plans and estimates heretofore made available to Parent and except for the matters set forth in the Company Disclosure Schedule or unless Parent shall otherwise agree in writing, the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and to use reasonable efforts to conduct their business in a manner consistent with the budgets and plans heretofore made available to Parent, and shall, and shall cause its subsidiaries to, use reasonable efforts to preserve intact their present business organizations, keep available the services of their employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and on-going businesses shall not be impaired in any material respect at the Effective Time. Except as contemplated by the Company's budgets, plans and estimates heretofore made available to Parent (with respect to clauses (iv) and (vi) and, to the extent applicable, (vii)) and except for the matters set forth in Section 6.1(a) of the Company Disclosure Schedule or unless Parent shall otherwise agree in writing, prior to the Effective Time, the Company shall not and shall not permit its subsidiaries to:

              (i) (x) declare, set aside, or pay any divi-dends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect subsidiary of the Company to its parent(s), (y) split, combine or reclassify any of its capital stock or, other than pursuant to the exercise of Company Stock Options, issue or authorize the issuance of any other securi-ties in respect of, in lieu of or in substitution for shares of its capital stock, or (z) except as permitted by clause
(ii) below, purchase, redeem or otherwise acquire, other than pursuant to the exercise of Company Stock Options, any shares of capital stock of the Company or any of its subsidiaries or any other equity securities thereof or any rights, warrants, or options to acquire any such shares or other securities other than purchases, redemptions or acquisitions of equity securities of wholly-owned subsidiaries of the Company or rights, warrants or options to acquire such securities;

                (ii) except for issuances of capital stock of the Company's subsidiaries to the Company or a wholly-owned subsidiary of the Company, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities of the Company or any securities convertible into, or any rights, warrants or options to acquire, any such shares or voting securities (other than the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Merger Agreement);

                (iii)   amend its Articles of Incorporation,
By-laws or other comparable organizational documents;

                (iv)    acquire or agree to acquire (x) by
merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or (y) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except, in any such case, in the ordinary course of business, and except transactions between a wholly-owned subsidiary of the Company and the Company or another wholly-owned subsidiary of the Com-pany;

                 (v)     subject to a Lien or sell, lease or
otherwise dispose of any of its material properties or assets, except in the ordinary course of business and except transac-tions between a wholly-owned subsidiary of the Company and the Company or another wholly-owned subsidiary of the Company;

                (vi)    (x) incur any indebtedness for
borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person (other than indebtedness to, guarantees of, or issuances or sales to the Company or a wholly-owned subsidiary of the Company), or enter into any "keep well" or other agreement to maintain any financial condition of another person, except, in any such case, for borrowings or other transactions incurred in the ordinary course of business including to repay existing indebtedness pursuant to the terms thereof, or (y) except in the ordinary course of business, make any loans, advances or capital contributions to, or in-vestments in, any other person, other than to the Company or any direct or indirect subsidiary of the Company or settle or compromise any material claims or litigation;

                (vii)   authorize any of, or commit or agree
to take any of, the foregoing actions.

         (b) Control of the Stations and Cable Operations. Prior to the Effective Time, control of the Company's radio and television broadcast operations and cable operations, along with all of the Company's other operations, shall remain with the Company. The Company, Parent and Sub acknowledge and agree that neither Parent nor Sub nor any of their respective employees, agents or representatives, directly or indirectly, shall, or have any right to, control, direct or otherwise su-pervise, or attempt to control, direct or otherwise supervise, such broadcast, cable and other operations, it being under-stood that supervision of all programs, equipment, operations and other activities of such broadcast, cable and other operations shall be the sole responsibility, and at all times prior to the Effective Time remain with the complete control and discretion, of the Company, subject to the terms of
Section 6.1(a) above.

         (c) Advice of Changes. The Company shall promptly provide the Parent copies of all filings made by the Company with any Governmental Entity in connection with this Merger Agreement and the transactions contemplated hereby. The Com-pany shall, before settling or compromising any material income tax liability of the Company or any of its subsidiaries, consult with Parent and its advisors as to the positions and elections that will be taken or made with respect to such matter.


                          ARTICLE VII

                     Additional Agreements

         Section 7.1 Access to Information. From the date hereof through the Effective Time, the Company and its subsid-iaries shall afford to Parent and Parent's accountants, counsel and other representatives full and reasonable access (subject, however, to existing confidentiality and similar non-disclosure obligations and the preservation of attorney client and work product privileges) during normal business hours (and at such other times as the parties may mutually agree) to its properties, books, contracts, commitments, records and personnel and, during such period, shall furnish promptly to Parent (i) a copy of each report, schedule and other document filed or received by it pursuant to the re-quirements of federal securities laws, and (ii) all other in-formation concerning its business, properties and personnel as Parent may reasonably request. Parent shall hold, and shall cause its employees, agents and representatives to hold, in strict confidence all such information in accordance with the terms of the Confidentiality Agreement dated May 1, 1995 between Parent and the Company, which shall remain in full force and effect in accordance with the terms thereof, includ-ing, without limitation, in the event of termination of this Merger Agreement. Parent and its accountants, counsel and other representatives shall, in the exercise of the rights de-scribed in this Section 7.1, not unduly interfere with the op-eration of the business of the Company or its subsidiaries.

         Section 7.2  Preparation of the Proxy Statement.
The Company will, as soon as practicable following the date of this Merger Agreement, prepare and file a preliminary Proxy Statement with the SEC and will use all reasonable efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after responding to all such com-ments to the satisfaction of the SEC or its staff. The
Company will provide Parent with a copy of the Preliminary Proxy Statement and all modifications thereto prior to filing or delivery to the SEC and will consult with Parent in connection therewith. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional in-formation and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. Parent and Sub will cooperate and furnish promptly all information requested by the Company or otherwise required for inclusion in the Proxy Statement. If at any time prior to the Company Special Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its shareholders such an amendment or supplement. If at any time prior to the Effective Time any event or circumstance relating to Parent or any of its subsidiaries, or their respective officers or directors, should be discovered by Parent or Sub which should be set forth in an amendment or a supplement to the Proxy Statement, Parent shall promptly inform the Company thereof and take appropriate action in respect thereof.

         Section 7.3 Shareholders' Meeting. The Company shall take all action necessary, in accordance with applicable law and its Articles of Incorporation and By-laws, to convene the Company Special Meeting as promptly as reasonably practi-cable after the date on which the definitive Proxy Statement has been mailed to the Company's shareholders for the purpose of considering and taking action upon the Merger and this Merger Agreement, unless the Board of Directors of the Company shall have altered its determination to, or shall not, recom-mend that holders of Company Common Stock vote in favor of the approval of this Merger Agreement at the Company Special Meet-ing. Subject to the fiduciary duties of the Board of Directors of the Company, the Board of Directors of the Company will recommend that holders of Company Common Stock vote in favor of the approval of this Merger Agreement at the Company Special Meeting.

         Section 7.4  Employee and Other Arrangements.  (a)
From and after the Effective Time, Parent will cause the Sur-viving Corporation to honor all Company Benefit Plans to which the Company or any of its subsidiaries is a party.

         (b) Parent will cause the Surviving Corporation to take such actions as are necessary so that, for a period of at least one year from and after the Effective Time, employees of the Company and its subsidiaries (excluding employees covered by collective bargaining agreements) will be provided cash compensation, employee benefits and incentive compensation and similar plans and programs as will provide compensation and benefits which, in the aggregate and in all material respects, are no less favorable than those provided to such employees as of the date hereof; provided, however, that Parent may use reasonable individual merit-based performance criteria in determining individual bonus compensation and commissions pur-suant to such plans after the Effective Time; and provided, however, that it is understood that after the Effective Time no party hereto will have any obligation to issue shares of capital stock of any entity pursuant to any such plan or program and that any substitute plan or program may be based on criteria other than stock performance. In addition, from and after the Effective Time, Parent and Sub shall, and shall cause the Surviving Corporation to, (i) provide all employees of the Company and its subsidiaries ("Company Employees") with service credit for all periods of employment with the Company and its subsidiaries prior to the Effective Time for purposes of eligibility and vesting under any compensation or benefit plan applicable to Company Employees, including for purposes of satisfying any service requirements for early retirement under any pension plan adopted by Parent, Sub, the Surviving Corporation or any of their affiliates with respect to Company Employees, (ii) waive any pre-existing condition of any Company Employee for purposes of determining eligibility for, and the terms upon which they participate in, any welfare plan adopted by Parent, Sub, the Surviving Corporation or any of their affiliates with respect to Company Employees (other than conditions that are already in effect with respect to such em-ployees under the Company's welfare plans that have not been satisfied as of the Effective Time) and (iii) provide each Company Employee, upon termination by the Surviving Corporation of such employee's employment with the Surviving Corporation and any of its subsidiaries and affiliates, with a minimum of one week of severance pay for each year prior to such termination such Company Employee was employed by the Company and its subsidiaries and the Surviving Corporation and its subsidiaries and affiliates; provided, however, that employees who are covered by other existing similar severance pay arrangements shall receive severance pay pursuant to either this clause (iii) or such other severance pay arrangements, whichever is greater.

         (c) Prior to the Effective Time, the Company shall provide holders of Company Stock Options, whether or not then exercisable or vested, the opportunity to elect to receive, at the Effective Time, cash in an amount set forth below in ex-change for each Company Stock Option. Parent and the Company shall take all actions necessary to provide that, as to those holders who so agree, at the Effective Time, (i) each Company Stock Option so surrendered for cash, whether or not then ex-ercisable or vested, shall become fully exercisable and vested, (ii) each such Company Stock Option shall be cancelled, and (iii) in consideration of such cancellation, and except to the extent that Parent or Sub and the holder of any such Company Stock Option otherwise agree, the Company shall pay to each such holder of Company Stock Options an amount in cash in respect thereof equal to the product of (1) the excess, if any, of the Merger Consideration over the per share exercise price thereof and (2) the number of shares of Company Common Stock subject thereto. Notwithstanding anything to the contrary herein, if it is determined that compliance with any of the foregoing may cause any individual subject to Section
16 of the Exchange Act to become subject to the profit recovery provisions thereof, any Company Stock Options held by such individual may, if such individual so agrees, subject to the proviso to this sentence, be cancelled or purchased, as the case may be, at the Effective Time or at such later time as may be necessary to avoid application of such profit recovery provisions and such individual will be entitled to receive from the Company or the Surviving Corporation an amount in cash in respect thereof equal to the product of (1) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Stock Option and (2) the number of shares of Company Common Stock subject thereto immediately prior to the Effective Time, provided that the parties hereto will cooperate, including by providing alternate arrangements, so as to achieve the intent of the foregoing without giving rise to such profit recovery.

         (d) Parent and Sub will cooperate with the Company to provide for the purchase (to the extent the holders thereof so require) in accordance with their terms (and the financing therefor) of the Company's senior notes (in the aggregate principal amount of $370 million outstanding as of the date of this Merger Agreement) issued pursuant to those certain Note Agreements, dated as of June 28, 1990, between the Company, certain of its subsidiaries and the original holders of such notes.

         Section 7.5 Public Announcements. So long as this Merger Agreement is in effect, Parent, Sub and the Company agree to use their respective reasonable efforts to consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Merger Agreement.

         Section 7.6  Indemnification.  (a)  Parent agrees
that (i) all rights to indemnification existing in favor of any director, officer, employee or agent of the Company and its subsidiaries (the "Indemnified Parties") as provided in their respective Articles of Incorporation, By-laws or comparable organizational documents or in indemnification agreements with the Company or any of its subsidiaries, or otherwise in effect as of the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time and (ii) Parent shall guarantee the performance by the Surviving Corporation of its obligations referred to in clause (i), provided that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims, and Parent's guarantee with respect thereto, shall continue until final disposition of any and all such claims. Parent also agrees to indemnify all Indemnified Parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of the Company or any of its subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees or directors of, or otherwise on behalf of, the Company or any of its subsidiaries, occurring prior to the Effective Time including, without limitation, the transactions contemplated by this Merger Agreement. Without limiting the generality of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by this Merger Agreement, occurring prior to or at the Effective Time, Parent shall pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. From and after the Effective Time, Parent shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 7.6.

         (b)  Parent agrees that, from and after the
Effective Time, the Surviving Corporation shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and of-ficers' liability insurance maintained by the Company; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 225% of the last annual premium paid by the Company prior to the date hereof and if the Surviving Corporation is unable to obtain the insurance required by this Section 7.6(b) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

         Section 7.7 Efforts; Consents. (a) Subject to the terms and conditions herein provided and, in the case of the Company, fiduciary duties under applicable law, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Merger Agreement and the Merger and to cooperate with each other in connection with the foregoing. Without limiting the generality of the foregoing, each of the Company, Sub and Parent shall make or cause to be made all re-quired filings with or applications to Governmental Entities (including under the Exchange Act, the HSR Act and applicable requirements of the FCC, the Communications Act and, state and local Governmental Entities with respect to the Franchise Transfers), and use its best efforts to (i) obtain all neces-sary waivers of any Violations and other Consents of all Gov-ernmental Entities and other third parties, necessary for the parties to consummate the transactions contemplated hereby,
(ii) oppose, lift or rescind any injunction or restraining or-der or other order adversely affecting the ability of the par-ties to consummate the transactions contemplated hereby, and
(iii) fulfill all conditions to this Merger Agreement. Parent and Sub further covenant that from and after the date hereof until the Effective Time, they shall not acquire any new or increased attributable interest, as defined in the FCC rules, in any media property ("Further Media Interest"), which Further Media Interest could not be held in common control by Parent or Sub following the Effective Time, without the prior written consent of the Company.

         (b) Without limiting the foregoing, the Company and Parent shall use their best efforts and cooperate in promptly preparing and filing as soon as practicable, and in any event within six business days (except, in the case of those filings referred to in clause (iii) below and FCC Applications required solely in connection with transfers related to the Company's cable properties, each of which shall be made within 10 business days) of executing this Merger Agreement, (i) notifications under the HSR Act, (ii) the FCC Applications and
(iii) the applications for the Franchise Transfers (the ap-plications referred to in clauses (ii) and (iii) being hereinafter referred to as the "Applications") in connection with the Merger and the other transactions contemplated hereby, and to respond as promptly as practicable to any inquiries or requests received from the Federal Trade Commission (the "FTC"), the Antitrust Division of the United States Department of Justice (the "Antitrust Division"), the FCC and local Governmental Entities for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with anti-trust matters or matters relating to the FCC Applications or the Franchise Transfers. Each of

Parent, Sub and the Company, to the extent applicable, further agrees to file contemporaneously with the filing of the Applications any requests for waivers of applicable
FCC rules or rules or regulations of other Governmental Entities as may be required to expeditiously prosecute such waiver requests and to diligently submit any additional information or amendments for which the FCC or any other relevant Governmental Entity may ask with respect to such waiver requests. In furtherance of the foregoing, Parent and Sub covenant to seek a temporary (not more than 18-month) waiver of the FCC's mass media ownership rules (or other similar relief acceptable to the Company in its sole dis-cretion) in order to allow for the disposition of any broadcast stations, cable properties, newspapers or other mass media properties, identified in Schedule 4.10, that, under the FCC's mass media ownership rules, could not be held in common control by Parent or Sub following the Effective Time. Parent and Sub further covenant to prosecute each such waiver request in good faith and to supply any information requested by the FCC in connection with such waiver in a timely and complete manner.

         (c) In furtherance and not in limitation of the foregoing, Parent and Sub shall do everything reasonable to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Merger Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any Governmental Entity ("Antitrust Laws") or any laws, rules or regulations of the FCC or other Governmental Entities relating to the broadcast, cable, newspaper, mass media or communications industries (collectively, "Communications Laws") and will take all necessary and proper steps (including, without limitation, agreeing to hold separate, to place in trust and/or to divest for reasonable consideration in an orderly manner any of the businesses, product lines or assets of Parent or any of its subsidiaries or affiliates or of any of the Company, its subsidiaries or affiliates ("Divestitures")) as may be required (i) for securing the termination of any applicable waiting period on or before the Upset Date (as hereinafter defined) or the grant of the Applications on or before the Upset Date under the Antitrust Laws or Communications Laws or
(ii) by any domestic or foreign court or similar tribunal, in any suit brought by a private party or Governmental Entity challenging the transactions contemplated by this Merger Agreement as violative of any Antitrust Law or Communications Law, in order to avoid the entry of, or to effect the dissolu-tion of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of any of such transactions. The entry by a court, in any suit brought by a private party or Governmental Entity challenging the transactions contemplated by this Merger Agreement as vio-lative of any Antitrust Law or Communications Law, of any order or decree permitting the transactions contemplated by this Merger Agreement but requiring Divestitures of the properties set forth on Schedule 4.10, shall not be deemed a failure to satisfy the conditions specified in Section 8.1(b) or (c) or Section 8.3(a).

         (d) Each of Parent and the Company shall promptly provide the other with a copy of any inquiry or request for information (including notice of any oral request for informa-tion), pleading, order or other document either party receives from any Governmental Entities with respect to the matters re-ferred to in this Section 7.7.

         Section 7.8 Notice of Breaches. The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Merger Agreement which has become untrue or inaccurate in any material respect, or
(ii) the failure by it to comply with or satisfy in any mate-rial respect any covenant, condition, or agreement to be com-plied with or satisfied by it under this Merger Agreement; provided, however, that such notification shall not excuse or otherwise affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Merger Agreement.

         Section 7.9 Transfer and Gains Taxes and Certain Other Taxes and Expenses. Parent and Sub agree that the Sur-viving Corporation will pay all real property transfer, gains and other similar taxes and all documentary stamps, filing fees, recording fees and sales and use taxes (including, but not limited to, the New York State Real Property Transfer Tax, the New York State Real Property Transfer Gains Tax and the New York City Real Property Transfer Tax), if any, and any penalties or interest with respect thereto, payable in connection with consummation of the Merger without any offset, deduction, counterclaim or deferment of the payment of the Merger Consideration.

         Section 7.10 Acquisition Proposals. The Company agrees that the Company shall not nor shall it permit any of its subsidiaries nor shall it authorize any of the respective officers, directors, employees, agents or representatives of the Company or its subsidiaries (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) to, initiate, continue, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer to shareholders of the

Company, with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any signif-icant portion of the assets or any equity securities of, the Company (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except in the discharge by the Board of Directors of its fiduciary duties as advised by its outside legal counsel, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or enter into any agree-ment or understanding with any other person or entity with the intent to effect any Acquisition Proposal. The Company will notify Parent of any written Acquisition Proposals or oral Acquisition Proposals made to the Chief Executive
Officer of the Company which in either event includes the value of the Acquisition Proposal. Following receipt of an Acquisition Proposal, the Company's Board of Directors may withdraw or modify its recommendation relating to the Merger and may approve or recommend or propose to approve or recommend an Acquisition Proposal to the extent that such Board of Directors determines in accordance with its fiduciary duties as advised by its outside legal counsel. Promptly after the execution hereof, the Company will request each person which has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any portion thereof (the "Confidentiality Agreements") to return or destroy all confidential information heretofore furnished to such person by or on behalf of the Company. The Company will be permitted to modify, amend or waive provisions of the Confidentiality Agreements to the extent appropriate in compliance with the fiduciary obligations of the Company's Board of Directors under applicable law, as advised by its outside legal counsel; pro-vided, however, that the Company will notify Parent immedi-ately if any such modification, amendment or waiver is made. Nothing contained in this Section 7.10 shall prohibit the Com-pany or its Board of Directors from (i) taking and disclosing to its shareholders a position contemplated by Rule 14e-2 of the Exchange Act or (ii) making any disclosure to its share-holders that in the judgment of its Board of Directors as ad-vised by its outside legal counsel is appropriate under appli-cable law.

         Section 7.11 Debt. From and after January 1, 1996 and through the Effective Time, without the approval of Parent, which approval will not be unreasonably withheld, the Company will not increase the sum of (i) its current installments of long-term debt and (ii) its long-term debt, excluding current installments, decreased by the amount by which its cash and cash equivalents exceed $5 million (such sum of (i) and (ii), as so decreased being referred to as the "Company Debt"), to an amount greater than the Target Debt Amount.


                         ARTICLE VIII

                     Conditions Precedent

         Section 8.1  Conditions to Each Party's Obligation
to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

         (a) This Merger Agreement and the transactions con-templated hereby shall have been approved and adopted by the requisite vote of the holders of the Company Common
    Stock;

         (b) The waiting period applicable to the consumma-tion of the Merger under the HSR Act shall have expired or been terminated and any other Consents from Governmental Entities and other third parties which in any case are required to be received prior to the Effective Time with respect to the transactions contem-plated hereby shall have been received (provided that Parent or the Company may, if there shall be a challenge made to the FCC Consents prior to their becoming a final order not subject to further review or appeal, delay (but subject in any event to the terms of Sections 1.2 and 9.1) the closing of the transactions contemplated by this Merger Agreement if and for so long as its outside FCC counsel shall provide it with a written opinion (with a copy to the other parties hereto) to the effect that the challenge has raised material nonfrivolous issues which could require substantive review of the merits of the challenge by the FCC and/or any reviewing court and which would more probably than not result in reversal or rescission of the FCC Consents) other than those Con-sents, the absence of which would not have a Company Ma-terial Adverse Effect; provided, however, that this con-dition shall not apply with respect to any Consent neces-sary for the Franchise Transfers if the condition in Sec-tion 8.3(b) has been satisfied or waived by Parent; and

         (c) The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction; provided, however, that the parties shall comply with the provisions of Section 7.7 and shall further use their best efforts to cause any such order, judgment, decree, injunction or ruling to be vacated or lifted.

         Section 8.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional condition, unless waived by the Company, that Parent and Sub shall have performed in all material respects their respective agreements contained in this Merger Agreement required to be performed at or prior to the Effective Time and the representations and warranties of Parent and Sub contained in this Merger Agreement shall be true when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except as contemplated by this Merger Agreement and except for inaccuracies that in the aggregate do not constitute a Parent Material Adverse Effect; and the Company shall have received a certificate of the Chief Executive Officer or a Vice President of Parent and Sub to that effect.

         Section 8.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following condi-tions, unless waived by Parent:

         (a)  The Company shall have performed in all
    respects its agreements contained in this Merger Agree-ment required to be performed at or prior to the Effective Time and the representations and warranties of the Company contained in this Merger Agreement shall be true when made and (except for representations and warranties made as of a specified date, which need only be true as of such date) at and as of the Effective Time as if made at and as of such time, except as contemplated by this Merger Agreement and except for inaccuracies in representations and warranties and failures to perform its agreements that in the aggregate do not constitute a Company Material Adverse Effect; and Parent and Sub shall have received a certificate of the Chief Executive Officer or a Vice President of the Company to that effect.

         (b) The aggregate number of cable television sub-scribers covered by (i) Franchises as to which Consents for Franchise Transfers have been obtained and (ii) Fran-chises that do not require such Consent shall equal at least 80% of the total number of the Company's cable television subscribers as of June 30, 1995 based on the Company's month-end billing report as of such date.

         (c) The Company Debt measured as of two business days prior to the Closing Date shall not exceed the Target Debt Amount.



                          ARTICLE IX

               Termination, Amendment and Waiver

         Section 9.1  Termination.  This Merger Agreement may
be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company:

         (a) by mutual written consent of Parent and the Company;

         (b) by the Company, upon a material breach of this Merger Agreement on the part of Parent or Sub which has not been cured and which would cause the condition set forth in Section 8.2 to be incapable of being satisfied by July 31, 1996;

         (c) by Parent, upon a material breach of this Merger Agreement on the part of the Company set forth in this Merger Agreement which has not been cured and which would cause the condition set forth in Section 8.3(a) to be incapable of being satisfied by July 31, 1996;

         (d) by Parent or the Company if any court of compe-tent jurisdiction shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, in-junction or ruling which restrains, enjoins or otherwise prohibits the Merger and such order, judgment, decree, injunction or ruling shall have become final and nonap-pealable;

         (e) by either Parent or the Company if the Merger shall not have been consummated on or before July 31, 1996 (the "Upset Date") (provided the terminating party is not otherwise in material breach of its representations, warranties or obligations under this Merger Agreement);

         (f) by either Parent or the Company if the Company Special Meeting (including as it may be adjourned from time to time) shall have concluded without the Company having obtained the required shareholder approval of this Merger Agreement and the transactions contemplated hereby; or

         (g) by the Company if a third party, including any group, shall have made a proposal regarding the acquisi-tion of any of the capital stock of, or any other equity interest in, the Company or any of its subsidiaries, or a merger, consolidation or other business combination in-volving the Company or any of its subsidiaries, or a sale of all or (other than in the ordinary course of business) any substantial portion of the assets of the Company or any of its subsidiaries, or commenced a tender or exchange offer to acquire any Shares (an "Offer"), which, in any such case, the Company's Board of Directors determines, after consultation with the Company's finan-cial advisor, to be more favorable to the Company's shareholders than the transactions contemplated hereby and the Company's Board of Directors determines that it would be in accordance with their fiduciary duties, based upon the advice of its outside legal counsel, to accept the third party proposal; provided, however, that the Company shall not be permitted to terminate this Merger Agreement pursuant to this Section 9.1(g) unless it has provided Parent and Sub with prior written notice of its intent to so terminate this Merger Agreement together with a detailed summary of the terms and conditions (including proposed financing, if any) of such Offer; provided, further, that the Company shall pay the fees set forth in Section 9.3(b) by wire transfer in same day funds prior to any termination pursuant to this Section 9.1(g).

         Section 9.2 Effect of Termination. In the event of termination of this Merger Agreement by either Parent or the Company, as provided in Section 9.1, this Merger Agreement shall forthwith become void and there shall be no liability hereunder on the part of any of the Company, Parent or Sub or their respective officers or directors; provided that Sec-tions 9.2, 9.3 and 10.6 and the second to last sentence of
Section 7.1 shall survive the termination.

         Section 9.3 Fees and Expenses. (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Merger Agreement and the transactions contemplated by this Merger Agreement shall be paid by the party incurring such expenses.

         (b) In the event the Company shall have terminated this Merger Agreement pursuant to Section 9.1(g), then the Company shall pay Parent a termination fee of $65 million pay-able in same day funds (which fee is inclusive of all of Par-ent's and Sub's out-of-pocket fees and expenses). If the Com-pany fails to pay promptly the amount due pursuant to this
Section 9.3(b), and, in order to obtain such payment, Parent or

Sub commences a suit which results in a judgment against the Company for the fee set forth in this paragraph (b), the Company shall pay to Parent or Sub its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of the Morgan Guaranty Trust Company of New York from the date such payment was required to be made.

         Section 9.4  Amendment.  This Merger Agreement may
be amended by the parties hereto at any time before or after approval hereof by the shareholders of the Company, but, after such approval, no amendment shall be made which (i) changes the form or decreases the amount of the Merger Consideration,
(ii) in any way materially adversely affects the rights of the Company's shareholders or (iii) under applicable law would re-quire approval of the Company's shareholders, in any such case referred to in clauses (i), (ii) and (iii), without the further approval of such shareholders. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 9.5 Waiver. At any time prior to the Ef-fective Time, the parties hereto may, to the extent permitted by applicable law, (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties by any other party contained herein or in any docu-ments delivered by any other party pursuant hereto and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.


                           ARTICLE X

                      General Provisions

         Section 10.1 Non-Survival of Representations, War-ranties and Agreements. No representations, warranties or agreements in this Merger Agreement shall survive the Merger, except that the agreements contained in Article III and the agreements of Parent and Sub referred to in Sections 7.4, 7.6, 7.9, 10.1 and 10.6 shall survive the Merger indefinitely (ex-cept to the extent a shorter period of time is explicitly specified therein).

         Section 10.2  Notices.  All notices or other commu-
nications under this Merger Agreement shall be in writing and

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
shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy (with confir-mation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

         If to the Company:

              Multimedia, Inc.
              305 S. Main Street
              Greenville, South Carolina  29601
              Attention:  Chief Financial Officer
              Telecopy No.:  (803) 298-4424

         With copies to:

              Wachtell, Lipton, Rosen & Katz
              51 West 52nd Street
              New York, New York  10019
              Attention:  Daniel A. Neff, Esq.
              Telecopy:  (212) 403-2000

         and

              Wyche, Burgess, Freeman & Parham, P.A.
              44 E. Camperdown Way
              Greenville, S.C.  29601
              Attention:  Eric B. Amstutz, Esq.
              Telecopy:  (803) 235-8900


         If to Parent or Sub:

              Gannett Co., Inc.
              1100 Wilson Boulevard
              Arlington, VA  22234
              Attention:  Douglas H. McCorkindale
              Telecopy No.:  (703) 558-4634

         With a copy to:

              Gannett Co., Inc.
              1100 Wilson Boulevard
              Arlington, VA  22234
              Attention:  Thomas L. Chapple
              Telecopy No.:  (703) 558-3897

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

         Section 10.3 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Merger Agreement were not performed in accordance with their specific terms or were oth-erwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Merger Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

         Section 10.4 Entire Agreement. This Merger Agree-ment (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (other than as provided in the second to last sentence of Section 7.1).

         Section 10.5 Assignments; Parties in Interest. Neither this Merger Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Merger Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Merger Agreement, express or implied, is in-tended to or shall confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Merger Agreement, including to confer third party beneficiary rights, except for the provisions of Article III and Sections 7.4, 7.6 and 7.9.

         Section 10.6 Governing Law. This Merger Agreement, except to the extent that the South Carolina Act and Delaware Law (with respect to the Merger only) are mandatorily applicable to the Merger and the rights of the shareholders of the Company, shall be governed in all respects by the laws of the State of New York (without giving effect to the provisions thereof relating to conflicts of law). The exclusive venue for the adjudication of any dispute or proceeding arising out of this Merger Agreement or the performance thereof shall be the courts located in the County of New York, State of New York and the parties hereto and their affiliates each consents to and hereby submits to the jurisdiction of any court located in the County of New York, State of New York or Federal courts in the Southern District of New York.

         Section 10.7 Headings; Disclosure. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Merger Agreement. Any disclosure by the

Company or Parent in any portion of its respective disclosure schedule shall be deemed disclosure in each other portion of such disclosure schedule.

         Section 10.8  Certain Definitions.  As used in this
Merger Agreement:

         (a) the term "affiliate," as applied to any person, shall mean any other person directly or indirectly con-trolling, controlled by, or under common control with, that person; for purposes of this definition, "control" (including, with correlative meanings, the terms "con-trolling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that per-son, whether through the ownership of voting securities, by contract or otherwise;

         (b) the terms "knowledge," "best knowledge" or any similar formulation of "knowledge" shall mean, the know-ledge of members of the Company's Management Committee with respect to the Company, and with respect to Parent and Sub, the knowledge of Parent's senior executive of-ficers, general counsel and controller;

         (c) the term "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act);

         (d) the term "subsidiary" or "subsidiaries" means, with respect to Parent, the Company or any other person, any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity;

         (e) the term "Parent Material Adverse Effect" means consequences which are reasonably likely to prevent or delay beyond the Upset Date the consummation of the transactions contemplated by this Merger Agreement; and

         (f) a "Company Material Adverse Effect" shall be deemed to occur if the aggregate consequences of all breaches and inaccuracies of covenants and representations of the Company, when read without any exception or qualification for a Company Material Adverse Effect, are reasonably likely to have a material adverse effect on the business, operations or financial condition of the Company and its subsidiaries taken as a whole.

         Section 10.9  Counterparts.  This Merger Agreement
may be executed in two or more counterparts which together shall constitute a single agreement.

         Section 10.10 Severability. If any term or other provision of this Merger Agreement is invalid, illegal or in-capable of being enforced by any rule of law or public policy, all other conditions and provisions of this Merger Agreement shall nevertheless remain in full force and effect so long as the economics or legal substance of the transactions contem-plated hereby are not affected in any manner materially adverse to any party. Upon determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Merger Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Merger Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                             GANNETT CO., INC.



                             By /s/ Douglas H. McCorkindale
                             Title:  Vice Chairman




                             MULTIMEDIA TALK CHANNEL, INC.



                             By /s/ Douglas H. McCorkindale
                             Title:  President




                             MULTIMEDIA, INC.



                             By /s/ Robert E. Hamby
                             Title:  Senior Vice President